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                                                                    EXHIBIT 99.2



                                 NEWS RELEASE
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CONTACTS:
Jim White, Magellan Corporation      Mark C. Wilmoth, Lowrance Electronics Inc.
(909) 394-5007                       (918) 438-8774
jwhite@mgln.com                      markwilmoth@lowrance.com

                           MAGELLAN CORPORATION AND
                           MARINE ELECTRONICS LEADER
                      LOWRANCE ELECTRONICS INC. TO MERGE

    -- $150 million consumer GPS-related business unit to be established --

SANTA CLARA, CA -- MARCH 11, 1999 -- Lowrance Electronics, Inc. (NASDAQ: LEIX) of Tulsa, OK, will be merged into California-based Magellan Corporation, a leading satellite access products company, as a result of a merger agreement among those companies and Magellan's parent company Orbital Sciences Corporation (NYSE: ORB). The transaction will create a nearly $150 million, satellite-based, consumer and recreational electronics business under the Magellan banner, according to Magellan Chairman and Orbital President and CEO David W. Thompson.

  "This acquisition reflects our strategy of growing Magellan through market expansion and acquisition of compatible technology companies. With approximately $100 million in annual sales, Lowrance Electronics has long been a leading player in the marine and recreational electronics business, with a special expertise in both GPS satellite navigation and sonar technology. As such, Lowrance is a great fit with Magellan's already strong position in satellite-based navigation and communications products for marine, aviation, outdoor recreation and general consumer electronics markets, as well as a great addition to Magellan's technology capabilities," Thompson noted.

  "Lowrance is a leading-edge technology company whose technical know-how in GPS and sonar can be applied to emerging commercial and industrial applications and integrated with other Magellan technologies such as GPS satellite navigation and ORBCOMM satellite data communications," said Magellan President and CEO John Huyett.

  Lowrance President and CEO Darrell Lowrance pointed to the "synergies between the two organizations. Both Lowrance Electronics and Magellan have pioneered commercial applications of high technologies for consumer markets. The combined Magellan-Lowrance consumer products group represents a critical mass that is well-positioned for growth and market expansion."

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  The acquisition will be accomplished through the exchange of stock between the publicly traded Lowrance Electronics and Orbital. Lowrance shareholders will receive between 1,250,000 shares and approximately 745,000 shares of Orbital common stock with the actual number of Orbital shares issued to be determined based on the market price of Orbital stock prior to closing. Based on Orbital's Thursday, March 11, 1999, closing price, Lowrance shareholders would receive approximately $24.1 million in value, or approximately $6.41 per share of Lowrance common stock. Closing is expected later this year. The transaction will be accounted for using the purchase method of accounting.

  Pending regulatory approval, the transaction will result in a stronger, more capable satellite access products company employing more than 1,000 people in locations throughout the world, including product development, manufacturing and distribution centers in Santa Clara and San Dimas, CA; Rochester Hills, MI; Tulsa, OK; Ensenada, Mexico; Moscow, Russia; Sydney, Australia; and Toronto, Canada.

  The announcement of the Lowrance acquisition follows other recent business news from Magellan including the unveiling of a new $50 million joint venture between Magellan and Hertz Corporation to deploy 50,000 Magellan-built vehicle navigation units in Hertz' car rental fleet, and an agreement to partner with Topcon Corporation to develop GPS-based precision products for survey, GIS mapping and machine control.

BACKGROUND ON LOWRANCE AND MAGELLAN

  Lowrance Electronics designs and manufactures sonar, GPS and aviation instruments, distributing products under both the Lowrance and Eagle brands throughout the United States and in 65 countries worldwide through a network of retail outlets including boat dealers, marine electronics stores, mass merchants, mail order catalogs, aviation electronics dealers and sporting goods stores. The company was founded by Carl and Darrell Lowrance in 1957 and introduced the world's first commercial sonar instrument for sport fishing. Since then the company has sold more than five million sonar units. In 1991 the company introduced its first GPS-based satellite navigation products for the boating and fishing markets and later expanded its product offerings into the hunting, hiking and general aviation markets.

Lowrance designs and engineers products at its Tulsa, OK headquarters and manufactures products in Tulsa and in a new state-of-the-art electronics assembly facility in Ensenada, Mexico.

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  Magellan introduced the first hand-held GPS receiver in 1989, and has sold more than two million GPS navigators and related products since that time. Today the company specializes in satellite access products for consumer, commercial, industrial and scientific applications around the world. Magellan is organized into six business units, including:

  . Professional Products Group which includes high-precision GPS and GPS+GLONASS equipment for survey, mapping and GIS.

  . Precision OEM (original equipment manufacturers) and Navigation equipment for systems integration of GPS and GPS+GLONASS capability.

  . Magellan Consumer Products for marine, outdoor recreation, consumer electronics, vehicle navigation and general aviation. The consumer product mix includes GPS mapping products for marine applications; hand-held GPS products for land, air and sea navigation; satellite telephones; ORBCOMM personal two-way satellite messaging units; and the newly introduced Magellan 750NAV turn-by-turn vehicle navigation unit.

  . ORBCOMM commercial and industrial products for worldwide, two-way data communications via the world's first low-Earth-orbit satellite data messaging service.

  . Magellan Driver Information Systems engineering and design for vehicle navigation and intelligent transportation systems, including OEM products, workforce automation and commercial vehicle fleet markets.

  . Technology licensing and strategic partnerships with world-class manufacturing and technology organizations.

                                     -END-

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